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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Unify Corporation (Company) on Form S-2 of our report dated May 23, 2002, related to the Company's consolidated financial statements and financial statement schedule for the year ended April 30, 2002 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Unify Corporation for the year ended April 30, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 19, 2004

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  EXHIBIT 23.2